ARTICLES OF INCORPORATION

                                       OF

                                  TARTAM, INC.

                              a Nevada corporation

                      First.The name of the corporation is:
                                  TARTAM, INC.

     Second. Its registered office in the state of Nevada is located at 2253 North Carson Street, Carson City Nevada 89706 that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature including the holding of all meetings of Directors and Stockholders, outside the State of Nevada.

     THIRD. The objects for which this Corporation is formed: To engage in any lawful activity, including but not limited to the following:

     (A) Shall have such rights privileges and powers as may be conferred upon Corporations by any existing law.
     (B) May at any time exercise such rights, privileges and powers, when not inconsistent the with the Purposes and obects for which this corporation is organized.
     (C) Shall have power to have succession by its corporate name for the period limited in its certificate of articles of incorporation, and when no period is limited, perpetually or until dissolved and its affairs wound up according to law.
     (D)  Shall have power to sue and be sued in any court of law or equity.
     (E)  Shall have the power to make contacts.

     (F) Shall have the power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by divide and bequest in the State of Nevada, or in any other state, country or territory.
     (G) Shall have power to appoint such officers and agents as the affairs of the corporation shall require and to allow them suitable corporation.
     (H) Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or the State of Nevada, for the management, regulation and government of its affairs and property, the transfer, the transfer of its stock, the transaction of its business, and the calling and holding of its meetings of its stockholders.

     (I) Shall have power to windup and dissolve itself, or be wound up or dissolved.

     (J) Shall have power to adopt and use a common seal or stamp and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way effect the legality of the document.
     (K) Shall have the power to borrow money and contact debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of event or events, whether secured by mortgage, pledge or otherwise, or unsecured for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

     (L) Shall have power to guarantee purchase or hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by any other corporation or corporations of the State of Nevada, or any other state government, and, while owners of such stocks, bonds, securities, or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.
     (M) Shall have the power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property or fund.
     (N) Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any of the several states. Territories, possessions and dependanceies of the United States, the District of Columbia, and any foreign countries.
     (O) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and in general to carry on any lawful busiess necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation, or any amendment thereof.

     (P) Shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes.

     (Q) Shall have the power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

     FOURTH. That the total number of common stock authorized that may be issued by the corporation is TWENTY MILLION (20,000,000) shares of stock with par value of ONE THENTH OF A CENT ($0.001) and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

     FIFTH. The governing board of this corporation shall be known as directors, and the number of Directors form time to time may be increased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

     The name and post office address of the first Board of Directors shall be one (1) in number and listed as follows:

NAME POST OFFICE ADDRESS

Brent Buscay                         2533 North Carson Street
                                     Carson, City, Nevada 89706

 SIXTH. The capital stock, after the amount of the subscription price , or par value has been paid in, shall not be subject to assessment to pay the debts of the corporation.

 SEVENTH. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:
 NAME                                                POST OFFICE ADDRESS
 Brent Buscay                                        2533 North Carson Street
                                                     Carson City, Nevada, 89706

     EIGHTH. The resident agent for this corporation shall be:


                            LAUGHLIN ASSOCIATES, INC.

     The address of said agent, and the registered or statutory address of this corporation in the state of Nevada, shall be:
                            2533 North Carson Street

                           Carson City, Nevada, 89706

     NINTH. The corporation is to have perpetual existence.

     TENTH. In the furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By- Laws of the Corporation. To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

     By a resolution passed by the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation which to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name, or names, as may be stated in the By-Laws of the Corporation, or as may be determined form time to time by resolution and may be adopted by the Board of Directors.

     When and as authorized by the affirmitive vote of the Stockholders holding stock and entitling them to exercise at least a majority of the voting power given at stockholder meetings called for that purpose, or when authorized by the written consent of the holder of at least a majority of the voting stock issued andd outstanding, the Board of Directors shall have the power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms nad conditions as its Board of Directors deems expedient and for the best interest of the Corporation.

     ELEVENTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

     TWELFTH. No director or officer of the corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omission which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.
     THIRTEENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinfore named for the ppurpose of forming a Corporation pursuant to the General Corporation law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true and accordingly have hereunto set my hand this July 17, 2000

------------------------------------
Brent Buscay

I, Laughlin Associates, Inc. hereby accept as Resident Agent for the previously named Corporation.
                           July 17, 2000     __________________________________
                           -------------
                            Date                      Vice President